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                                                                    Exhibit 99.3



                             SUBSCRIPTION AGREEMENT


The undersigned desires to purchase Units offered by Dayton General Systems, Inc., a Pennsylvania corporation (the "Company"), pursuant to the Company's Prospectus dated _________________, 1997 (the "Prospectus"). In that connection, the undersigned is providing the following information and representations.

         Name:_____________________________________________

         Address:__________________________________________
                 __________________________________________

         Telephone Number:_________________________________



1. The undersigned desires to purchase ____ Units at a cost of $10.00 per Unit. A check in the amount of $_________, payable to "National Bank of Southern California, Escrow Agent for Dayton General Systems," is enclosed.



2. The undersigned represents as follows:

         (a) I have received a copy of the Prospectus.

         (b) I understand that this subscription may not be withdrawn or cancelled during the Offering described in the Prospectus.

         (c) FOR OHIO PURCHASERS ONLY. Either (i) my liquid net worth (net worth exclusive of home, home furnishings and automobile) is at least $250,000 and my gross annual income is at least $65,000 or (ii) my liquid net worth is at least $500,000 or (iii) my net worth (inclusive) is at least $1,000,000 or (iv) my gross annual income is at least $200,000. __________ (initial)


3. My broker for this investment is:

         Broker's Name:____________________________________

         Firm Name:________________________________________

         Address:__________________________________________

         Telephone Number:_________________________________




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4. Overnight this Agreement and check to:

   J.V. Delaney & Associates
   17 Muir Beach Circle
   Corona del Mar, CA  92625
   Attn:  Joseph V. Delaney


                                   Signed:_______________________________

                                          _______________________________

                                   (Instructions: If joint subscribers, each should sign. If subscriber is a corporation, or other entity, please sign full corporate or other name by duly authorized officer or representative.)


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